Exhibit 99.5

FANGDA PARTNERS

上海  Shanghai • 北京  Beijing • 深圳  Shenzhen

http://www.fangdalaw.com

中国上海市南京西路1515号	电子邮件	E-mail:	email@fangdalaw.com
嘉里中心20楼	电 话	Tel.:	86-21-2208-1166
邮政编码：200040	传 真	Fax:	86-21-5298-5577
	文 号	Ref.:	11CF0385

20/F, Kerry Center
1515 Nanjing West Road
Shanghai 200040, PRC

LEGAL OPINION

To:                              E-HOUSE (CHINA) HOLDINGS LIMITED (“E-house”)

March 21, 2012

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue this opinion (this “Opinion”) on PRC Laws. For the purpose of this Opinion, the PRC does not include the regions of Hong Kong Special Administrative Region (“Hong Kong”), Macao Special Administrative Region and Taiwan.

We are acting as PRC legal counsel to E-HOUSE (CHINA) HOLDINGS LIMITED (the “Company”) solely in connection with the Registration Statement on Form F-4 of the Company, publicly filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 on March 21, 2012 (the “Registration Statement”).

In so acting, we have examined the originals or copies of documents, certified or otherwise identified to our satisfaction, provided to us by the Company and its PRC subsidiaries and such other documents, agreements, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion, including, without limitation, originals or copies of certificates, statements or representations issued by the Government Authorities and officers of the Company and its PRC subsidiaries (the “Documents”).

In examination of the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry: (a) the genuineness of all the signatures, seals and chops and the authenticity of all Documents provided to us as originals; (b) the conformity with the originals of all Documents provided to us as copies and the authenticity of such originals; (c) the truthfulness, accuracy, completeness and fairness of all corporate minutes and resolutions of or in connection with the PRC subsidiaries as they were presented to us; (d) that all Documents, the factual statements in such Documents and all other factual information provided to us by the Company or its PRC subsidiaries, are true, accurate, fair, complete and not misleading;

(e) that the Documents provided to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (f) that all information provided to us by the Company and its PRC subsidiaries in response to our inquiries for the purpose of this Opinion is true, accurate, complete and not misleading and that the Company and its PRC subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (g) that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties; (h) that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties; (i) that all Governmental Authorizations and other official statement or documentation are obtained from the competent Governmental Authorities by lawful means in due course; and (j) that the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all such laws as govern or relate to them other than the PRC Laws.

For the purpose of this Opinion, (a) “PRC Laws” refer to the laws and regulations of the PRC effective and available to the public as of the date of this Opinion and does not include any informal interpretation made by any Governmental Authority, which may or may not be consistent with our opinions hereunder; (b) “Governmental Authority” refers to any national, provincial or local governmental authorities in the PRC or any court, tribunal or any other judicial or arbitral body in the PRC; and (c) “Governmental Authorizations” refers to licenses, consents, authorizations, approvals, permits, filings and registrations of, from or with any Governmental Authority as required by PRC Laws.

Based on the foregoing and subject to the qualifications set out below and matters not disclosed to us after due inquires, which, if disclosed, would affect the conclusion set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(i)                                     Corporate Structure.   Subject to the qualifications, assumptions, limitations and exceptions stated herein.

(a)              each of the agreements governed by PRC law among Shanghai CRIC Information Technology Co., Ltd. (上海克而瑞信息技术有限公司) (“Shanghai CRIC”) and Shanghai Tian Zhuo Advertising Co., Ltd. (上海天卓广告有限公司) (“Tian Zhuo”) and its shareholders establishing the structure for operating the PRC advertising services business of China Real Estate Information Corporation (“CRIC”) as listed in Schedule A hereof is valid, binding and enforceable in accordance with its terms based on currently effective PRC Laws, and will not result in any violation of current PRC Laws;

(b)             each of the agreements governed by PRC law among Shanghai SINA Leju Information Technology Co., Ltd. (上海新浪乐居信息科技有限公司)(“Shanghai SINA Leju”), Beijing Yisheng Leju Information Services Co., Ltd. (北京怡生乐居信息服务有限公司)(“Beijing Leju”), and its shareholders which establish the structure for operating CRIC’s real estate online business as listed in Schedule B hereof is valid, binding and enforceable in accordance with its terms based on the currently effective PRC Laws, and will not result in any violation of current PRC Laws;

(c)              each of the agreements governed by PRC law among Shanghai Yi Yue Information Technology Co. Ltd. (上海翊悦信息科技有限公司) (“Shanghai Yi Yue”), Shanghai Yi Xin E-Commerce Co., Ltd. (上海翊信电子商务有限公司) (“Shanghai Yi Xin”) and its shareholders establishing the structure for operating the real estate online business of CRIC as listed in Schedule C hereof is valid, binding and enforceable in accordance with its terms based on currently effective PRC Laws, and will not result in any violation of current PRC Laws.

While in each case of the above paragraph (a) and (c), the enforceability of the equity pledges under the equity pledge agreements whereby shareholders of Tian Zhuo and Shanghai Yi Xin are required to pledge their respective equity interests in Tianzhuo and Shanghai Yi Xin to Shanghai CRIC and Shanghai Yi Yue are subject to registration with the relevant government authorities. As of the date hereof, no registration of the equity pledges under the aforesaid equity pledge agreements has been completed.

In addition, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC regulatory authorities, in particular the Ministry of Industry and Information Technology and the State Administration for Industry and Commerce, will not in the future take a view that is contrary to the opinion of us. If the PRC government determines that the agreements which establish the structure for operating CRIC’s advertising service business and real estate online business do not comply with PRC government restrictions on foreign investment in the advertising business and Internet information services industry, CRIC could be subject to severe penalties.

(ii)                                  Accurate Description of the PRC Laws.   All statements set forth in the Registration Statement under the captions “Material PRC Income Tax Consequence of the Merger”, “Important Information Regarding CRIC”, “Operating and Financial Review and Prospects of CRIC” and “Limitation on Enforcement of U.S. Laws”, in each case insofar as such statements describe or summarize PRC Laws, are fair and accurate in any material respect.

(iii)                               Enforceability of Civil Procedures.   We have advised the Company that there is uncertainty as to whether the courts of the PRC would: i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments.

(iv)                              Tax.   Subject to the qualifications, assumptions, limitations and exceptions stated herein, the statements set forth under the caption “Operating and Financial Review and Prospects of CRIC — Taxation” insofar as they constitute summary of PRC Laws, are accurate in all material respects.

This Opinion is subject to the following qualifications:

1.                           This Opinion is subject to the restrictions of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), and (b) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

2.                           This Opinion is subject to the restrictions of (a) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (c) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorneys fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3.                           There are uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC regulatory authorities will not in the future take a view that is contrary to the opinion of us.

4.                           This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. There is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

5.                           No independent search, investigation or other verification action has been conducted by us with any Government Authorities or any third parties for the purpose of giving this opinion.

6.                           This Opinion is limited to the opinions given in paragraphs (i) through (iv) above only.

This Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This Opinion is solely for the benefit of the persons to whom it is addressed. It may not be relied upon by anyone else or used for any other purpose, in each instance, without our prior written consent.

We hereby consent to the reference to our firm under the captions “Important Information Regarding CRIC” and “Limitations on Enforcement of U.S. Laws” in the Registration Statement, which will be filed with the SEC. We also consent to the filing with the SEC of this Opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners
Fangda Partners

SCHEDULE A

VIE Agreements Relating to Tian Zhuo

1.               Proxy Agreement entered into among Mr. Zhou Xin, Mr. Zhu Xudong, Shanghai CRIC and Tian Zhuo dated July 20, 2009;

2.               Exclusive Call Option Agreement entered into among Mr. Zhou Xin, Mr. Zhu Xudong, Shanghai CRIC and Tian Zhuo dated July 20, 2009;

3.               Equity Pledge Agreement entered into among Mr. Zhou Xin, Mr. Zhu Xudong, Shanghai CRIC and Tian Zhuo dated July 20, 2009;

4.              Loan Agreement entered into among Mr. Zhou Xin, Mr. Zhu Xudong, and Shanghai CRIC dated July 20, 2009;

5.               Amended and Restated Loan Agreement entered into between Mr. Zhou Xin and Shanghai CRIC dated July 20, 2009.

SCHEDULE B

VIE Agreements Relating to Beijing Leju

1.               Proxy Agreement entered into among Mr. Ding Zuyu, Mr. Zhu Xudong, Shanghai SINA Leju and Beijing Leju dated September 10, 2011;

2.               Exclusive Call Option Agreement entered into among Mr. Ding Zuyu, Mr. Zhu Xudong, Shanghai SINA Leju and Beijing Leju dated September 10, 2011;

3.               Equity Pledge Agreement entered into among Mr. Ding Zuyu, Mr. Zhu Xudong, Shanghai SINA Leju and Beijing Leju dated September 10, 2011; and

4.               Loan Agreement entered into among Mr. Ding Zuyu, Mr. Zhu Xudong, and Shanghai SINA Leju dated September 10, 2011.

SCHEDULE C

VIE Agreements Relating to Shanghai Yi Xin

1.               Proxy Agreement entered into among Mr. Ding Zuyu, Mr. Ma Weijie, Shanghai Yi Yue and Shanghai Yixin dated December 8, 2011;

2.               Exclusive Call Option Agreement entered into among Mr. Ding Zuyu, Mr. Ma Weijie, Shanghai Yi Yue and Shanghai Yixin dated December 8, 2011;

3.               Equity Pledge Agreement entered into among Mr. Ding Zuyu, Mr. Ma Weijie, Shanghai Yi Yue and Shanghai Yixin dated December 8, 2011; and

4.               Loan Agreement entered into among Mr. Ding Zuyu, Mr. Ma Weijie, and Shanghai Yi Yue dated September 20, 2011.